UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2017 (August 14, 2017)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5401 Virginia Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ((§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into Material Definitive Agreement.

On August 14, 2017, Tractor Supply Company (the “Company”) entered into a Note Purchase and Private Shelf Agreement (the “Agreement”) by and among the Company, PGIM, Inc. (“Prudential”) and certain of its affiliates (the “Prudential Affiliates”) party thereto, pursuant to which the Company agreed to sell $150 million aggregate principal amount of senior unsecured notes due 2029 (the “2029 Notes”) to Prudential and the Prudential Affiliates.

The 2029 Notes will bear interest at 3.70% per annum and will mature on August 14, 2029, unless earlier redeemed by the Company. Interest on the 2029 Notes will be payable semi-annually in arrears on each annual and semi-annual anniversary of the date of the Agreement. The Company expects to use the proceeds to pay down revolver borrowings under our existing credit facility and for general corporate purposes. The obligations under the Agreement are unsecured but guaranteed by each of the Company’s material subsidiaries.

Pursuant to the Agreement, the Company may from time to time issue and sell, and Prudential may consider in its sole discretion the purchase of, in one or a series of transactions, additional senior unsecured notes of the Company by the Prudential Affiliates (the “Shelf Notes”), in an aggregate principal amount of up to $150 million. The Shelf Notes will have a maturity date of no more than 12 years after the date of original issuance and may be issued through August 14, 2020, unless either party terminates such issuance right. The Shelf Notes will bear interest at a rate per annum, and will have such other particular terms, as shall be set forth in a confirmation of acceptance executed by the parties prior to the closing of each purchase and sale transaction.

Pursuant to the Agreement, the 2029 Notes and any Shelf Notes (collectively, the "Notes") are redeemable by the Company, in whole at any time or in part from time to time, at 100% of the principal amount of the Notes being redeemed, together with accrued and unpaid interest thereon and any Make Whole Amount (as defined in the Agreement) with respect to such Notes.

The Agreement contains customary representations and warranties and customary affirmative, negative and financial covenants. These covenants include, among other things, certain limitations on the ability of the Company and its subsidiaries to incur indebtedness, create liens, dispose of assets, make investments, prepay debt and enter into certain merger or consolidation transactions. The Agreement also contains two financial covenants: a Fixed Charge Coverage Ratio and a Leverage Ratio (each as defined in the Agreement). The Agreement requires the Company to maintain a Fixed Charge Coverage Ratio of 2.00 to 1.0 or higher and to maintain a Leverage Ratio of 4.00 to 1.0 or lower.

The Agreement also requires that, in the event the Company amends its Credit Agreement, dated as of February 19, 2016, by and among the Company, certain subsidiary guarantors, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto (as filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2016) ( the “Existing Credit Agreement”) or any subsequent credit facility of the Company or its Subsidiaries of $100 million or greater (a “Principal Credit Agreement”) such that it contains covenant or default provisions that are not provided in the Agreement or that are similar to those contained in the Agreement but which contain percentages, amounts, formulas or grace periods that are more restrictive than those set forth in the Agreement or are otherwise more beneficial to the lenders thereunder, the Agreement shall be automatically amended to include such additional or amended covenants and/or default provisions.

The Agreement includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other material indebtedness of the Company or its subsidiaries, (v) bankruptcy or insolvency events and (vi) unsatisfied judgments in excess of $25 million, individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith. Upon the occurrence of an event of default under the Agreement, the lenders may accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such agreement and all exhibits thereto, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Note Purchase and Private Shelf Agreement by and among the Company, PGIM, Inc. and certain of its affiliates dated August 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

August 16, 2017	By:	/s/ Kurt D. Barton
Name: Kurt D. Barton
Title: Senior Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Purchase and Private Shelf Agreement by and among the Company, PGIM, Inc. and certain of its affiliates dated August 14, 2017.